CASTLIGHT HEALTH, INC. SC TO-T

Exhibit 99(a)(5)(B)

FOR IMMEDIATE RELEASE

Vera Whole Health, Inc. Announces Commencement of the Tender Offer for All Outstanding Shares of Castlight Health, Inc.

NEW YORK, NY – January 19, 2022 – Vera Whole Health, Inc. (“Parent”, and together with its consolidated subsidiaries “Vera”) announced today that its affiliate, Carbon Merger Sub, Inc., (“Purchaser”), commenced the previously announced cash tender offer for all of the issued and outstanding shares of Class A Common Stock and Class B Common Stock (collectively, “Shares”) of Castlight Health, Inc. (NYSE: CLST) (“Castlight”) at a price of $2.05 per share, net to the seller, in cash, without interest and less applicable withholding taxes. The tender offer is being made pursuant to the merger agreement (the “Merger Agreement”) executed on January 4, 2022 and announced by Vera and Castlight on January 5, 2022. Funds advised by Clayton, Dubilier & Rice, LLC are the majority equity holders of Purchaser and its parent company, Vera.

The $2.05 per share all-cash tender offer represents a premium of approximately 35% to the 30-day volume-weighted average price, as well as a premium of approximately 25% over Castlight’s closing share price on January 4, 2022, the last trading day prior to announcement of the transaction with Castlight, and is being made pursuant to an Offer to Purchase, dated January 19, 2022.

A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal setting forth the terms and conditions of the tender offer has been filed today with the U.S. Securities and Exchange Commission (the “SEC”) by Purchaser. Additionally, Castlight is filing a solicitation/recommendation statement on Schedule 14D-9 that will include the recommendation of Castlight’s board of directors that Castlight’s stockholders tender their shares in the tender offer.

The tender offer will expire one minute after 11:59 P.M., New York City time on February 16, 2022, unless the tender offer is extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The completion of the tender offer is conditioned upon, among other things, (i) a minimum number of Shares validly tendered and not validly withdrawn in the tender offer such that, together with the number of Shares then owned by Purchaser or its affiliates (if any), Purchaser will have, immediately after giving effect to the acceptance of payment for Shares in the tender offer, at least one vote more than 50% of the aggregate voting power of all issued and outstanding Shares, (ii) expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and (iii) other customary closing conditions.

Following the completion of the tender offer, and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, the Purchaser will, as soon as practicable, merge with and into Castlight, with Castlight continuing as the surviving corporation and as a wholly owned subsidiary of Parent, under Section 251(h) of the Delaware General Corporation Law, without prior notice to, or any action by, any other stockholder of Castlight. Upon completion of the transaction, Castlight will cease to be a publicly traded company.

D.F. King & Co., Inc. is acting as information agent for Castlight in the tender offer. American Stock Transfer & Trust Company, LLC is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King by telephone at (800) 591-8263.

About Vera

Vera Whole Health is leading the critical shift to value-based care across the United States. Vera is the only care model with the capability to deliver whole system health to a diverse patient population from a single care center. The Vera model is uniquely designed to help people achieve optimum social, psychological, and physical well-being – an outcome that’s neither probable nor affordable within the current sick-care system.

About Castlight Health

Castlight is on a mission to make it as easy as humanly possible for people to navigate the healthcare system and live happier, healthier, more productive lives. As a leader in healthcare navigation, we provide a world-class digital platform with a team of clinical and benefits experts to help members easily connect and engage with the right programs and care, at the right time. Castlight partners with Fortune 500 companies and health plans to transform employee and member benefits into one comprehensive health and wellbeing experience to deliver better health outcomes and maximize returns on healthcare investments.

About Clayton, Dubilier & Rice

Clayton, Dubilier & Rice is a private investment firm with a strategy predicated on building stronger, more profitable businesses. The Firm’s core industries for investment are healthcare, consumer/retail, technology/business services, and industrials. Since inception, CD&R has managed the investment of more than $40 billion in over 100 companies with an aggregate transaction value of more than $175 billion. The Firm has offices in New York and London.

Forward-Looking Statements

This document contains “forward-looking statements” relating to the acquisition of Castlight by Vera. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Vera and Castlight have based these forward-looking statements on current expectations and projections about future events and trends that they believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Vera and Castlight. Forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ability of Vera and Castlight to complete the transactions contemplated by the Agreement and Plan of Merger in the anticipated timeframe or at all, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the Agreement and Plan of Merger, the potential effects of the acquisition on Castlight, the participation of third parties in the consummation of the transaction and the combined company, the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; uncertainties as to how many of the Company’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; and other risks and uncertainties, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Castlight’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which are on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. The information contained in this document is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Important additional information will be filed with the SEC

The tender offer for the outstanding shares of common stock of Castlight has commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Castlight common stock, nor is it a substitute for the tender offer materials that Vera and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. Vera has filed a tender offer statement on Schedule TO with the SEC, and Castlight will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY CASTLIGHT’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Both the tender offer statement and the solicitation/recommendation statement will be mailed to Castlight’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Castlight by contacting investor relations at IR@castlighthealth.com. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available for free at www.sec.gov, upon filing with the SEC. In addition to these documents Castlight files annual, quarterly and current reports and other information with the SEC, which are also available for free at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by Castlight with the SEC will be available for free at ir.castlighthealth.com.

CASTLIGHT’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF CASTLIGHT COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Castlight stockholders will be able to obtain the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 may be obtained free of charge from D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Telephone Number (800) 591-8263.